CONSENT OF PROFESSIONAL GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the Enright Hills Prospect leased by Sombrio Capital Corp. in the Amendment to Form SB-2/A on Form S-1 Registration Statement, to be filed by Sombrio Capital Corp. with the United States Securities and Exchange Commission. I further concur with the summary of my geologic report for the Enright Hills Prospect, Elko County, Nevada, by Sombrio Capital Corp. included in the Amendment to Form SB-2/A on Form S-1 and agree to being named as an expert in the Amendment to Form SB-2/A on Form S-1.

Dated in Canon City, Colorado: May 20, 2010

/s/ David A. Wolfe
David A. Wolfe